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                COMMON STOCK SALE/REPURCHASE AGREEMENT

    AGREEMENT made as of August 6, 1997 by and between ISRAEL CHEMICALS, LTD., an Israeli limited liability company ("ICL"), and SUPERGEN, INC., a California company ("Company").

    WHEREAS, ICL owns 2,571,000 Shares of the common stock of the Company (the "ICL Shares); and

    WHEREAS, ICL wishes to sell and the Company wishes to repurchase 740,000 of the ICL Shares on the terms and conditions set forth below.

    NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

    1. SALE AND REPURCHASE OF STOCK. Subject to the conditions set forth in Section 10, at the Closing (as defined below), ICL shall sell to the Company and the Company shall repurchase from ICL 740,000 of its shares of the common stock of the Company (the "Repurchased Shares") at a price per share equal to $10.63, for an aggregate amount of $7,866,200 (the "Purchase Price").

    2. CLOSING. The closing of the sale and repurchase of the Repurchased Shares shall take place no later than 1:00 p.m. New York City time on August 6, 1997 (the "Closing Date") at the offices of Robinson Silverman Pearce Aronsohn & Berman LLP, 1290 Avenue of the Americas, New York, New York 10104, or such other place and time as shall be mutually agreed upon by the parties.

    3. DELIVERIES BY THE COMPANY AND ICL AT THE CLOSING. At the Closing, the Company shall deliver to ICL (i) the Purchase Price, without deduction for any taxes, withholdings or other amounts, in United States dollars in immediately available funds by wire transfer to the account designated by ICL on the signature page hereof, and (ii) evidence that the Transfer Agent (as defined below) has received the Required Documents (as defined in Section 10(a) below) and has been instructed to release to the Escrow Agent (as defined below) the New Certificates (as defined in Section 10(a) below). ICL shall deliver to the Company the stock certificate(s) representing the Repurchased Shares, duly endorsed for transfer, and shall deliver to an escrow agent mutually agreed upon by all the parties (the "Escrow Agent") the stock certificates representing the Remaining ICL Shares (as defined in Section 7 below), to be held on terms and conditions set forth in an escrow agreement substantially in the form attached hereto as EXHIBIT A ("Escrow Agreement").


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    4.   REPLACEMENT CERTIFICATES.  On or prior to Closing, ICL shall deliver to the Transfer Agent the three (3) stock certificates representing, in the aggregate, the total amount of the ICL Shares and the Company shall cause the Transfer Agent to deliver, in lieu of and in full substitution for such certificates, three (3) stock certificates issued by the Company to ICL, one representing the total amount of the Repurchased Shares, the second representing the total amount of the Option Shares ("Option Share Certificate") and the third representing the total amount of the Remaining
ICL Shares less the Option Shares ("Remaining Share Certificate").  The
Option Share Certificate and the Remaining Share Certificate shall be delivered by the Transfer Agent to the Escrow Agent without any legends or restrictions on such certificates, subject to the restrictions set forth in this Agreement and the Escrow Agreement.

    5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby makes the following representations and warranties to ICL as of the Closing
Date:

    a. ORGANIZATION. The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

    b. AUTHORIZATION; ENFORCEABILITY. The Company has the requisite corporate power and authority to enter into and consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, liquidation or similar laws relating to or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application.

    c. NO CONFLICTS. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby do not and will not (i) violate any provision of its certificate of incorporation or bylaws, or (ii) conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company is party or result in a violation of any order, judgement, injunction, decree to other restriction of any court of competent jurisdiction or governmental authority to which the Company is subject or by which any property or asset of the Company is bound or affected.

    d. LITIGATION; PROCEEDINGS. There is no action, suit, notice of violation, proceeding or investigation pending, or to the knowledge of the Company, threatened against or affecting


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    the Company or any of its affiliates or any of their respective properties before or by any court, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) that relates to or challenges the legality, validity or enforceability of this Agreement.

    e. BROKERS' FEES. There are no brokerage fees, commissions or compensation due to any party engaged or retained by, through or on behalf of, the Company in connection with the transactions contemplated hereby.

    f. USE OF FUNDS. The Company is permitted, under applicable laws and under (i) its articles of incorporation, by-laws and (ii) any material agreement, indenture or instrument to which the Company or any of its affiliates is bound, to use the funds being allocated by the Company as the Purchase Price hereunder for a repurchase or redemption of its common stock as contemplated by this Agreement.

    6.   REPRESENTATIONS AND WARRANTIES OF ICL.   ICL hereby makes the
following representations and warranties to the Company as of the Closing Date:

    a. AUTHORIZATION: ENFORCEABILITY. ICL has the requisite corporate power and authority to enter into and consummate the transactions contemplated hereby. The execution and delivery of this Agreement by ICL and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of ICL. This Agreement has been duly executed and delivered by ICL and constitutes the legal, valid and binding obligation of ICL enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, liquidation or similar laws relating to or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application.

    b. NO CONFLICTS. The execution, delivery and performance of this Agreement by ICL and the consummation by it of the transactions contemplated hereby do not and will not (i) violate any provision of its Memorandum or Articles of Association, or (ii) conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which ICL is party or result in a violation of any order, judgement, injunction, decree to other restriction of any court of competent jurisdiction or governmental authority to which ICL is subject or by which any property or asset of ICL is bound or affected.

    c. LITIGATION: PROCEEDINGS. There is no action, suit, notice of violation, proceeding or investigation pending, or to the knowledge of ICL, threatened against or affecting ICL or any


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    of its affiliates or any of their respective properties before or by any court, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) that relates to or challenges the legality, validity or enforceability of this Agreement.

    d. GOVERNMENT CONSENTS. To the best of its knowledge, no consent or other approval of any governmental authority, including but not limited to the Israeli government, is required in connection with the execution, delivery and performance by ICL of this Agreement.

    e. OWNERSHIP; TITLE. ICL has, and upon Closing will deliver to the Company, good and marketable title to the Repurchased Shares. ICL is the record and beneficial owner of the Repurchased Shares and Option Shares, free and clear of any liens, claims, charges or other encumbrances whatsoever. Other than the ICL Shares, ICL does not own, of record or beneficially, directly or indirectly, shares of, or any subscription, warrant, option (other than the Put Option hereunder) or, to its knowledge, other rights (such as preemptive rights or rights of first refusal) to purchase or acquire shares of, any class of capital stock of the Company or securities convertible into or exchangeable for such capital stock and has no intent to acquire any such shares or any such rights.

    f. BROKERS' FEES. Other than a fee payable to Lehman Brothers, Inc., there are no brokerage fees, commissions or compensation due to any party engaged or retained by, through or on behalf of, ICL in connection with the transactions contemplated hereby.

    g. NON-AFFILIATE OF THE COMPANY. ICL (i) is not a member of a "group" as defined in Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, and (ii) does not have and will not seek, directly or indirectly, the power to direct or cause the direction of the management or policies of the Company or otherwise control the Company. None of ICL's current officers, directors, employees or affiliates is or has a right to become or shall, with ICL's consent, seek to become in the future officers or directors of the Company.

    7. OTHER AGREEMENTS BY ICL. Upon the Closing, ICL agrees that (i) the Amended and Restated Stock Purchase Agreement among ICL, the Company and certain founders of the Company, dated May 30, 1995, shall be terminated and shall be null and void and of no further force and effect, inclusive of the rights and obligations set forth in Section 6.2 and 8.1(a) thereof; (ii) the Letter Agreement dated March 6, 1996 between the Company and ICL shall be terminated and shall be void and of no further force and effect, and (iii) that, except as set forth in Section 9, ICL will not, without the prior consent of the Company, sell, make short sale of, loan, grant any options for the purchase of or otherwise dispose of any of the ICL Shares remaining after the sale to the Company of the Repurchased Stock (the "Remaining ICL Shares") for a period of 180 days from the Closing Date (the "Lock-Up Period"). After the date hereof, ICL shall not acquire any shares or any subscription,


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warrant, option or other rights (including, without limitation, preemptive rights or rights of first refusal) to purchase or acquire shares of any class of the capital stock of the Company.

    8. COVENANTS OF THE COMPANY. The Company covenants and agrees that, from and after the Closing Date: (i) it will not intentionally take any action or other steps which shall cause ICL to become or be deemed to be an "affiliate" as defined in Rule 144(a) of the Securities Act of 1933, as amended ("Act") or Rule 405 of the Act (an "Affiliate"), and (ii) as long as ICL does not take any action or other steps which cause (x) its representations and warranties hereunder to become false, inaccurate or invalid; (y) it to become or to be deemed to be an Affiliate; or (z) it to be in breach of Section 7 or in material breach of Section 9, the Company will not issue any stop transfer instructions with respect to the New Certificates or any of the Remaining ICL Shares, or otherwise seek to place restrictions on the transfer of any of the Remaining ICL Shares.

    9. PUT/CALL OPTIONS. (a) PUT OPTION. In consideration of ICL's agreements as set forth in Section 7, ICL shall have the right to sell to the Company and require the Company to purchase any number or all of 915,500 of the Remaining ICL Shares (the "Option Shares"), at a price per share of $13.50, at any time during the Option Period, as defined below (the "Put Option"). ICL may exercise such right at any time or from time to time during the Option Period upon written notice of not less than ten (10) business days to the Company ("Put Notice"). The Put Notice shall set forth the number of Option Shares being tendered and the aggregate price to be paid therefor.

         (b) CALL OPTION. At any time or from time to time during the Option Period, the Company shall have the right to require ICL to sell to the Company, and to purchase, any number or all of the Option Shares, at a price per share of $13.50 (the "Call Option"). The Company may exercise such right at any time or from time to time during the Option Period upon written notice of not less than ten (10) business days to ICL ("Call Notice"). The Call Notice shall set forth the number of Option Shares to be purchased and the aggregate price to be paid therefor.

         (c) OPTION PERIOD. The Put Option and the Call Option are respectively exercisable during the period commencing on the date which is 40 days after the 20th consecutive trading day on which the closing bid price of the Company's common stock (as reported by the NASDAQ or such other exchange on which the Company's shares of common stock shall then be listed for trading) exceeds $18.00 per share (the "Effective Date") and terminating on the later to occur of (i) 90 days following the Effective Date and (ii) the last day of the Lock-Up Period (the "Option Period").

         (d) CLOSINGS. Closing of a purchase and sale pursuant to a Put Option or Call Option hereunder shall take place not more than 30 business days from the date the Put Notice or Call Notice (as the case may be) was delivered to the relevant party at a time and place mutually agreeable to the parties. Notwithstanding the 10-day notice period which each party has pursuant to


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paragraphs (a) and (b) above to deliver the Put Notice or Call Notice (as the case may be), such Notice shall be delivered on the earlier to occur of (x) the expiration of such 10 business day period and (y) the last day of the Option Period. At the closing, (A) ICL shall (i) deliver or cause the Escrow Agent (as described below in this paragraph (d)) to deliver the certificate(s) representing the Option Shares being purchased and sold to the Company, duly endorsed for transfer, and (ii) deliver a certificate executed by an officer of ICL, dated the date of such closing, containing the representations and warranties set forth in Section 6(c) and (e), as such representations and warranties relate to the Option Shares to be purchased and sold; and (B) the Company shall deliver (i) the purchase price to ICL or to its order for the Option Shares in immediately available funds by wire transfer, and (ii) a certificate executed by an officer of the Company, dated the date of such closing, containing the representations and warranties set forth in Section 5(d) and (f), as such representations and warranties relate to the Option Shares to be purchased and sold. Either the Company or ICL shall deliver a letter executed by both parties to the Escrow Agent instructing such Escrow Agent to release the Option Shares subject to a closing hereunder in accordance with the procedure set forth therefor in the Escrow Agreement. A closing of the exercise of a Put Option or Call Option in accordance with the terms hereof may occur subsequent to the expiration of the Option Period, provided that the Put Option or Call Option (as the case may be) was exercised, and the Put Notice or Call Notice (as the case may be) was delivered, prior to the expiration of the Option Period.

         (e) CANCELLATION OF PUT/CALL. Upon the exercise of a Put Option by ICL, the Call Option held by the Company as to the same number of Option Shares shall be automatically cancelled, and conversely, upon the exercise of a Call Option by the Company, the Put Option held by ICL as to the same number of Option Shares shall be automatically cancelled.

         (f) EXPIRATION OF OPTIONS. Notwithstanding the foregoing, in the event that the Effective Date does not occur during the Lock-Up Period, all Put Options and Call Options granted hereunder shall expire and terminate as of the last day of such Lock-Up Period.

    10. CONDITIONS PRECEDENT TO CLOSING. The Closing shall be subject to the following:

    (a) DELIVERY OF REQUIRED DOCUMENTS. The Company shall have delivered to ICL or its counsel, prior to the Closing Date, a copy of the executed and issued legal opinion of the Company's counsel, together with written instructions or such other documents or instruments, all in form and substance satisfactory to, and as shall be required by, the Company's transfer agent and registrar, ChaseMellon Shareholder Services, L.L.C. (the "Transfer Agent") (the "Required Documents"), enabling the Transfer Agent to issue in the name of ICL and deliver to the Escrow Agent, upon delivery by ICL to such Transfer Agent of the stock certificates representing the Remaining ICL Shares, the Option Share Certificate and the Remaining Share Certificate without any stamps or any other restrictive legends


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    (collectively, the "New Certificates"), thereby enabling ICL and otherwise confirming its right to sell any or all of the Remaining ICL Shares (subject to the terms of this Agreement) pursuant to Rule 144(k) promulgated under the Act ("Rule 144(k)").

    (b)  REPRESENTATIONS AND WARRANTIES.   The representations and warranties
    contained herein shall be true and correct as if made on and as of the Closing Date and each party shall have performed and observed its agreements as set forth herein.

    (c) PURCHASE PRICE; INSTRUCTIONS. ICL shall have received (i) the Purchase Price in immediately available funds, and (ii) evidence that the Transfer Agent has received instructions to release to ICL the New Certificates, in accordance with Section 3.

    (d) STOCK CERTIFICATES. The Company shall have received from ICL the stock certificate representing the Repurchased Shares, duly endorsed for transfer.

    (e) LEGAL OPINION OF ICL COUNSEL. The Company shall have received a copy of the legal opinion of Robinson Silverman Pearce Aronsohn & Berman LLP, counsel to ICL the Company, issued to ICL, covering substantially the legal matters set forth in the opinion of the Company's counsel issued to the Company pursuant to paragraph (a) hereof.

    (f) ESCROW AGREEMENT. The parties and the Escrow Agent shall have entered into the Escrow Agreement and the Transfer Agent shall have delivered the New Certificates representing the Remaining ICL Shares to the Escrow Agent.

    11. EXPENSES. Each party shall pay the fees and expenses of its advisers, brokers, counsel or other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, delivery and performance of this Agreement.

    12. NOTICES. All notices and other communications under this Agreement must be in writing and shall be telecopied, hand delivered or transmitted by courier as follows:

         IF ICL TO:

              Israel Chemicals, Ltd.
              Beit Noam, 21 Shazar Av.
              P.O. B. 725
              Beer Sheva, 84106, Israel

              Attention: Motti Levin, SVP
              Telecopier. 972-7-628-6563


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         IF TO THE COMPANY TO:

              SuperGen, Inc.
              Two Annabel Lane, Suite 220
              San Ramon, CA 94593

              Attention: Dr. Joseph Rubinfeld
              Telecopier: 510-904-1918

All such notices and communications shall be effective when sent if by telecopier, and if hand-delivered or transmitted by courier, when received. Either party may change the address and/or telecopier number to which notices are sent by giving the other written notice thereof.

    13. BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of each party and its respective successors and assigns. This Agreement may not be assigned by either party and any attempted assignment shall be void.

    14. CONFIDENTIALITY. Except as provided below, each party shall keep confidential and not publicly disclose the terms of this Agreement and the transactions contemplated hereby. Each party further agrees that it shall not disclose to any third party nor utilize any material confidential information or trade secret received from or disclosed by the other party prior to the date of this Agreement, whether or not such confidential information or trade secret was received or disclosed pursuant to an agreement or arrangement between the parties. the term "confidential information" or "trade secret" shall not include any information which has, is or shall become generally available to the public other than by breach of this provision. Nothing in this Section 14 shall prevent either party from making disclosures reasonably necessary to effectuate the transactions contemplared hereby or as required by law including, without limitation, any reporting obligations or other requirements imposed on either party under applicable laws, rules and regulations.

    15. FURTHER ASSURANCES. Each party shall cooperate, take such further action and execute such further documents, including, without limitation, any documents or certificates as may be reasonably requested by the other party in order to carry out the terms of this Agreement and the transactions contemplated hereby.

    16.  ENTIRE AGREEMENT.   This Agreement constitutes the entire
understanding of the parties with respect to the subject matter hereof and may not be modified, amended or terminated, nor may any provision hereof be waived, except by a writing signed by both parties. This Agreement supersedes any and all agreements or arrangements between ICL and the Company, written or oral including, without limitation, that certain Letter Agreement dated July 18, 1997 between Lehman Brothers, acting as agent for ICL, and the Company.


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    17.  COUNTERPART SIGNATURES.  This Agreement may be executed in several counterparts, all of which shall constitute but one agreement, binding on both parties, it being understood that both parties need not sign the same counterpart.

    18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of law principles.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

ISRAEL CHEMICALS, LTD.                      SUPERGEN, INC.

By: /s/ MOTTI LEVIN                        By:/s/ DR. JOSEPH RUBINFELD
   ----------------------------                --------------------------------
Name:                                       Name:
Title:  Senior Vice President               Title:  Chairman, Chief Executive
                                                    Officer and President

WIRE TRANSFER INSTRUCTIONS:

Bank Hapoalim, Main Branch
Tel Aviv, Israel
Acct. #600-655062


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